FOR IMMEDIATE RELEASE                               CONTACT: WILLIAM M. BRICKMAN
                                                             (201) 939-3400

                      1ST BERGEN BANCORP DECLARES DIVIDEND
                     AND ANNOUNCES CHANGE IN FISCAL YEAR END


     WOOD-RIDGE, NJ (AUGUST 29, 1996) . . . 1st Bergen Bancorp (Nasdaq:FBER), the holding company for South Bergen Savings Bank, today announced that its Board of Directors declared a quarterly dividend on its common stock of three cents ($0.03) per common share. The dividend will be payable on September 30, 1996 to shareholders of record at the close of business on September 13, 1996. This is the first dividend paid by 1st Bergen Bancorp since its initial public offering on March 29, 1996.

     In announcing the dividend, William M. Brickman, President and Chief Executive Officer, said, "The declaration of our dividend reflects our commitment to providing value to our shareholders. We continue to work to enhance the value of our franchise, and expect that our new branch in Wanaque, New Jersey will be opening in mid September."

     In addition, 1st Bergen Bancorp's Board of Directors approved a change in its fiscal year from a September 30th year end to a December 31st year end. South Bergen Savings Bank has also changed its fiscal year end from a September 30th year end to a December 31st year end.

     Headquartered in Wood-Ridge, New Jersey, South Bergen Savings Bank is a federally chartered stock savings bank that conducts business from its headquarters located in Wood-Ridge, New Jersey, and from its branch office located in East Rutherford, New Jersey. Both of the bank's offices are located in Bergen County, New Jersey. South Bergen Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

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